Exhibit 3.2

Amended and Restated

Certificate of Incorporation

of

F5 Finishes, Inc.

F5 Finishes, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

A. The name of the corporation is F5 Finishes, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 12, 2007. Its original certificate of incorporation was amended on October 9, 2017 and again on April 23, 2019.

B. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation, as amended, of this corporation.

C. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of this corporation, after a meeting of the Board of Directors declaring its adoption to be advisable, in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

D. The text of the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

Article 1
Name

The name of the corporation is F5 Finishes, Inc. (the “Corporation”).

Article 2
Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, in the City of Dover, State of Delaware 19904, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

Article 3
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article 4
Capital Stock

4.1 Authorized Shares. The total number of shares which the Corporation shall have authority to issue is 25,500,000 shares, divided into two classes as follows: (i) 25,000,000 shares, with a par value of $.01 per share, shall be designated as Common Stock, and (ii) 500,000 shares, with a par value of $.01 per share, shall be designated as Preferred Stock.

4.2 Forward Stock Split. Upon the filing with the Secretary of State of the State of Delaware and effectiveness (the “Effective Time”) of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be automatically reclassified and converted into five hundred (500) fully paid, nonassessable shares of Common Stock without any further action by the Corporation or the holder of such shares (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and converted. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Forward Stock Split.

4.3 Preferred Stock. Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, also may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

4.4 Authority of Board Regarding Preferred Stock. The authority of the Board of Directors with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

4.5 Voting by Common Stock. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

Article 5
Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article 6
Duration

The Corporation shall have perpetual existence.

Article 7
Limitation on Directors’ Liability

7.1 Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing contained in this Article 7 shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article 7 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

7.2 Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer, employee or agent of the Corporation, or any predecessor of the Corporation, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

7.3 Amendments. Neither any amendment nor repeal of this Article 7, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 7, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

Article 8
Management of Business

8.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.

8.2 Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation as of the date this Amended and Restated Certificate of Incorporation becomes effective shall be seven and thereafter shall be fixed exclusively by resolutions adopted from time to time by a majority of the authorized number of directors constituting the Board of Directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

8.3 Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified.

8.4 Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

8.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding and any limitation imposed by applicable law, the Board of Directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

8.6 Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

8.7 Action by Written Consent of Stockholders Prohibited. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may not be taken by written consent of the stockholders in lieu of a meeting, unless the taking of such action by written consent has expressly been approved in advance by the Board of Directors of the Corporation.

Article 9
Amendments to Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Article 10
Stockholder Meetings

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article 11
Special Meetings

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board, the President and Chief Executive Officer, or the lead director (if one has been appointed) of the Corporation. Subject to the applicable provisions of the Bylaws implementing this Article 11, a special meeting of stockholders also shall be called by the secretary of the Corporation at the written request of one or more stockholders of record who have continuously held, for at least one year prior to the date of delivery of their special meeting request, a net long position in shares representing in the aggregate at least 25% of the Corporation’s outstanding shares of common stock.

Article 12
Business Combinations with Interested Stockholders

The Corporation hereby elects to be governed by Section 203 of the Delaware General Corporation Law.

Article 13
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the “internal affairs doctrine” as that term is defined in Section 115 of the Delaware General Corporation Law, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This Article 13 shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 13.

Article 14
Supermajority Vote Required To Amend Certain Provisions

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article 5, Article 7, Article 8, Article 9, or this Article 14 of this Amended and Restated Certificate of Incorporation.

In witness whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this __ day of ________, 2019.

By
Stephen P. Colmar, President & CEO